Exhibit 10.10

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made on the 29th day of January, 2020 by and between Meat-Tech 3D Ltd. (Registration Number 520041955), an Israeli corporation whose principal place of business is 18 Einstein St., Ness Ziona, Israel (“Company”), and Sharon Fima, a Israeli ID 031927098, of Hashikma 234, Kfar Hanagid, Israel (“Executive”).

WHEREAS,
The Executive has been employed by the Company since September 1, 2019, pursuant to and in accordance with that certain employment agreement between the Executive and the Company (as amended, the "Previous Employment Agreement");

WHEREAS,
The Employee and the Company wish to amend and restate the Previous Employment Agreement in its entirety in accordance with the terms and conditions set forth in this Agreement, effective as of September 1, 2019 (the “Effective Date”) and, upon effectiveness of this Agreement, this Agreement shall supersede and replace the Previous Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	Representations and Warranties

Executive represents and warrants to Company that he/she is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, hindrances and/or restrictive covenants preventing full performance of the Executive’s duties and obligations hereunder.

2.	Term

Executive’s employment with Company commenced as of September 1, 2019 (the “Original Commencement Date”) and shall continue until terminated in accordance with the provisions of Section 9 hereof (the “Term”). The Executive hereby declares that any period prior to the Original Commencement Date shall not be recognized as employment period for any purpose and intent, and the Executive has no outstanding entitlements based on any period of engagement in whatever status prior to such Original Commencement Date.

3.	Position; Scope

3.1.	Company hereby agrees to employ Executive and Executive hereby agrees to be employed by Company in the position of Chief Executive Officer and Chief Technologies Officer (the “Position”).

3.2.	The scope of employment of Executive shall be 90% of full-time employment (as described below).

3.3.
During Executive’s employment with Company, Executive shall have the authority, functions, duties and responsibilities, as from time to time may be stipulated by the Company’s Board of Directors (“Direct Manager”) and shall report thereto.

3.4.
The Company's standard working days and hours are 5 days a week between Sunday and Thursday, four days of 9 hours (including lunch and rest breaks) per day and one shorter day of 8 hours including breaks. The regular weekly rest day is Saturday. The working hours of the Executive shall be as required by the nature of the Executive’s part-time position of 90% in the Company (of not less than 38 hours per week), including during overtime hours if it is required in order to fulfill the Executive's obligations according to this Agreement. It is hereby acknowledged and agreed that Executive’s Position in the Company shall be deemed a senior position and/or one which shall require a special degree of trust, and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee; Therefore the provisions of The Work and Rest Hours Law, 1951 shall not apply to Executive’s employment with Company and Executive shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as specified in this Agreement. The Executive acknowledges that the consideration set for him/her hereunder nevertheless includes within it consideration that would otherwise have been due to him/her by law.

3.5.
The Executive undertakes that neither he nor anyone acting on his/her behalf shall file a claim against the Company in connection with The Work and Rest Hours Law, 1951, and if the Executive or any third party does so, the Executive shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of or in connection with such a claim, including legal fees. It is agreed between the parties that should it be held by any competent judicial authority, that The Work and Rest Hours Law, 1951 apply to the employment of the Executive, the following provisions shall apply since the actual commencement date of employment of the Executive by the Company: The Executive shall not be entitled to the Salary but to (i) a monthly base salary  equal to 70% of the Salary, and (ii) 30% of the Salary will be deemed on account of all overtime hours and or any other compensation during exceptional and/or irregular days and hours; and the Company shall be entitled to set off from the amounts due to the Executive pursuant to this Agreement and/or in accordance with any other source, the amounts which the Employee is liable to refund to it pursuant to this Section or in accordance with any other source.

3.6.
The Executive undertakes to report to the Company the actual working hours that will be performed by the Executive each month on a daily basis, in accordance with the applicable practices and policies of the Company in regard to such reports.

4.	Executive’s Duties

Executive affirms and undertakes, as of the Original Commencement Date:

4.1.
To devote his/her entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his/her duties with Company.

4.2.
To perform and discharge well and faithfully, with devotion, honesty and fidelity, his/her obligations pursuant to his/her Position and to carry out those functions, duties and responsibilities as shall be stipulated from time to time by the Direct Manager.

4.3.	To comply with all Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by Company from time to time.

4.4.
Not to receive, at all times, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his/her employment with Company, without the Company’s prior written authorization. In the event the Executive breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-off such amount from any sums due to the Executive.

4.5.	To immediately and without delay inform the Direct Manager of any affairs and/or matters that might constitute a conflict of interest with Executive’s Position and/or employment with Company.

4.6.
Not to use any trade secrets or proprietary information in such a manner that may breach any confidentiality and/or other obligation Executive may have undertaken relating to any former employer(s) and/or any third party.

4.7.
The Executive acknowledges and agrees of his/her own free will that personal information related to him/her and the Executive's terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only, including: human resources management, business management and customer relations, assessment of potential transactions (including mergers and IPO) and relating to such transactions, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

4.8.
The Executive undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, “Affiliates”) and to make himself/herself available to them, during the employment period and even after the termination of his/her employment relations with the Company, for any reason, in any matter which the Company may reasonably request his/her assistance, including for the purpose of providing any information relating to his/her work or actions taken by him/her and including in the framework of disputes (including legal or quasi-legal proceedings). If the Company requires the Executive's services after the termination of the employment relations with him/her, for any reason, it shall reimburse the Executive for his/her expenses in connection with performing the provisions of this Section 4.9.

5.	Compensation

It is hereby clarified that the compensation that has been paid to the Executive prior to the date hereof, was as presented in his/her pay-slips, and it was the entire payments that the Executive was entitled to for the Company in consideration for his/her entire employment through his/her employment period at the Company prior to the date hereof. The compensation as described herein is as of the Effective Date:

5.1.	Subject to and in consideration of Executive’s fulfillment of his/her obligations in pursuance of this Agreement, Company shall pay Executive a monthly gross salary of 35,000 NIS (the “Salary”).

5.2.
The Salary and social benefits, as set forth below, includes any and all payments, which the Executive is entitled to receive from the Company under any applicable law, regulation, or agreement.  The Salary shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

5.3.
Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source. The Salary shall serve as the basis for deductions and contributions to Pension Scheme and study fund (keren hishtalmut) pursuant to Section 7 and for the calculation of all social benefits.

6.	Executive Stock Option Plan

6.1.
Without derogating from and in addition to the Salary set forth in Section 5 above, subject to the approval of the board of directors of the Company, the Company may grant the Executive equity compensation, through options (the “Options”) or RSU’s all in accordance with the Company’s Compensation Policy as shall be in effect from time to time (the “Compensation Policy”). Any grant of Options or RSU’s shall be subject to all approvals as required by law, including that of a general meeting of shareholders, as required.

6.2.
Executive undertakes to execute any and all documents as may be reasonably required by the Company in connection with the Options or RSU’s as a prerequisite to the grant of such equity compensation as shall be subject to Executive’s fulfillment of the aforesaid undertaking.

6A.   Annual Bonus

As of the Effective Date, the Executive shall be eligible for an annual bonus of up to six (6) Salaries (and limited to a gross amount of NIS 210,000) subject to his achievement of milestones as determined by the Company’s Board of Directors and in accordance with the Compensation Policy.

In case of termination of employment prior to year ended, either due to resignation or dismissal (other than Termination for Cause), the Employee may be entitled to a partial Annual Bonus with respect to the period the Executive actually worked through such relevant year all in accordance with the Compensation Policy, as determined by the Company’s Board of Directors.

For avoidance of any doubt, the Annual Bonus shall not be deemed as part of the Salary for any purpose and intent, including not for pension scheme and severance pay.

7.	Social benefits

7.1.	Pension Scheme

7.1.1.
The Company encourages the Executive to tailor a pension scheme, a Managers' Insurance Policy (the "Policy") and/or Pension Fund (the "Pension Fund") and/or alike, or a combination of plans that best suit the Executive's anticipated future needs (the “Pension Scheme”). Therefore, the Executive shall be entitled to a pension arrangement in accordance with his/her choice. For the avoidance of doubt, in the event the Executive elects to combine plans, the contributions percentages will relate to such portion of Salary that the Executive has allocated towards each benefit plan as follows:

7.1.2.
The contributions by Company shall be as follows: 8.33% towards severance pay and up to 6.5% towards the Pension Scheme. In addition, in case of a Policy (i.e. Managers' Insurance Policy), such allocations shall include a contribution for work disability insurance, in an amount required to insure 75% of the Salary, with pension contributions at an amount of no less than 5% of the Salary. Notwithstanding the above, should it be necessary to increase allocations under this subsection beyond said 6.5% of the Salary due to the cost of work disability insurance, then the employer's allocations for work disability insurance and pension pay, shall together, under no circumstances, exceed 7.5% of the Salary.

7.1.3.
In addition, Executive shall contribute, and for that purpose he/she hereby irrevocably authorizes and instructs Company to deduct from his/her Salary at source, an aggregate monthly amount up to 6.5% (and up to 7%) of the Salary to such Pension Scheme as Executive’s premium.

7.1.4.
Section 14 Arrangement: Executive ratifies, agrees and acknowledges that all contributions to the severance pay component as of the Original Commencement Date were and continue to be in lieu of 100% of the severance payment to which the Executive (or his/her beneficiaries) shall be entitled with respect to severance pay, pursuant to Section 14 of the Severance Pay Law, 1963 (the "Severance Law") in accordance with the instructions of "The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay" (the "General Approval", a copy of which is attached hereto as Exhibit A), as amended from time to time and Sections 7 and 9 to the Extension Order General Insurance Pension In The Israeli Market (“Section 14 Arrangement”). Executive ratifies, agrees and acknowledges upon his/her termination of employment by the Company the Company will not have to pay the Executive any severance pay, and supplemental severance pay under the Severance Pay Law 5723-1963 or any other source relating to severance pay, and supplemental severance pay, but the Company will release for the Executive’s benefit the amounts that accumulated at the funds as of the Original Commencement Date in accordance with the applicable Section 14 Arrangement.

7.1.5.
Further to Section 7.1.4 above, Company waives in advance any right which it may have to a refund of funds from its payments to the Pension Scheme, unless the Executive’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Severance Payment Law (1963), and to the extent so revoked and/or the Executive has withdrawn monies from the Pension Fund or Insurance Fund (both as defined in Exhibit A) other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

7.1.6.
It is further agreed that such payment contribution made by Company towards the Pension Scheme as of the Original Commencement Date, shall be in place of severance payment due to Executive under any circumstances in which Executive shall be entitled to severance payment under applicable law, including but not limited to the Severance Payment Law (1963).

7.1.7.	The Executive shall be responsible for any tax imposed on him/her in connection with the above plans or insurance policies or in connection with the Company’s contributions thereto.

7.2.	Study Fund

7.2.1.	Company shall contribute an aggregate monthly amount up to 7.5% of the Salary towards a study fund (Keren Hishtalmut) (the “Study Fund”).

7.2.2.
Executive shall contribute, and for that purpose, Executive hereby irrevocably authorizes and instructs Company to deduct from the Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Executive’s participation in such Study Fund.

7.2.3.
Company shall bear any and all taxes applicable in connection with amounts payable by Executive and/or Company to the Study Fund pursuant to this Section 7.2, including any tax which may apply due to contributions exceeding the tax-exempt limit.

7.3.	Vacation

Executive shall be entitled to 24 days of annual leave. Scheduling of vacation days shall be made with the Direct Manager. The Executive may accumulate his/her annual leave days up to double the annual vacation quota (the “Maximum Accumulated Quota”). In case the Company schedules a forced vacation, the Company shall make reasonable efforts to let the Executive know regarding such forced vacation prior to the forced vacation, within a reasonable time frame, at the Company's sole discretion. In no case, such efforts are be deemed to be binding and they are based on the Company's good will and business order. Any amounts exceeding such Maximum Quota (even in case that such unused vacation accumulated during the Executive’s employment period prior to the Effective Date) shall be cancelled by the Company and will not be redeemable in any event.

7.4.	Sick Leave

Executive shall be entitled to sick leave in accordance with applicable law, subject to the presentation of appropriate medical records, such that from the first day onward the Executive is to be paid a regular wage, as if he/she were not absent from work. Unused sick leave may not be redeemed, except as required by law.

7.5.	Recreation Pay

Executive shall be entitled to annual recreation pay (Dmey Havra’a) in an amount to be determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

7.6.	Car or Travel Allowance

The Executive is entitled to elect to lease a company car in a use value of up to NIS 6,250 per month (the “Car”) or receive a travel allowance in the monthly amount of NIS 5,000. The Company shall bear all costs of the Car, purchase or lease costs, parking, governmental licenses, insurance, toll road fees, gasoline and standard repairs and maintenance. The Employer shall not bear any other cost including tickets, fines of any kind, damages with respect to collisions which are not covered by the insurance, self-participate costs as of the second event at the same year.  The Employee shall take good care of the Car and ensure the provisions and conditions of any insurance policy relating thereto are observed. The Executive shall be entitled to grossing-up of car benefits.

7.7.	Expenses

The Executive shall be entitled to receive reimbursement for actual business expenses, provided the Executive submits proper documentations and that such business expenses are in accordance with the Company's policies and procedures as prevailing from time to time.

8.	Confidentiality, Non-Solicitation, Non-Competition, and Assignment of Inventions Undertaking

Executive shall execute and deliver the Confidentiality, Non-Solicitation, Non-Competition, and Assignment of Inventions Undertaking annexed as Exhibit B to this Agreement, which shall constitute an indivisible and integral part hereof, and which shall apply, in accordance with its terms and to the Term. For avoidance of any doubt, such Undertaking is in effect for all purpose and intent as of the Original Commencement Date.

9.	Termination

9.1.
This Agreement may be terminated by either party at any time by giving the other party hereto prior written notice of such termination (the “Notice Period”). The length of the Notice Period shall be 180 days. The length of the Notice Period is mutual, i.e., in case of dismissal as well as in case of resignation, and the parties agree to this especially due to the seniority of the Executive.

9.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

9.2.1.
During the Notice Period, Executive shall be obligated to continue to discharge and perform all of his/her duties and obligations with Company and to take all steps, satisfactory to Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Executive during the course of his/her employment with Company.

9.2.2.
Notwithstanding the provisions of Section 9.2.1 above to the contrary, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion to waive the Executive's actual work during the Notice Period, or to reduce the scope of the Executive's work hours, either in case of resignation or dismissal, while continuing to pay the Executive his/her regular payments and benefits until the completion of the Notice Period (except payments that are subject to actual employment, including bonus based on performance). It is hereby agreed that during the entire Notice Period the employer-employee relationship will continue.

9.3.
Notwithstanding the provisions of Sections 9.1 and 9.2 above, Company shall be entitled to terminate Executive’s employment with Company with immediate effect, where said termination is a Termination for Cause. In the event of such termination, this Agreement shall be deemed effectively terminated as of the time of delivery of such notice, and without derogating from the rights of Company under this Agreement and/or any applicable law, Executive shall not be entitled to any of the consideration specified in Section 9.1 above and in the event of the occurrence of the circumstances set forth in Section 7.1.5 above, Executive shall not be entitled to the Company’s contributions to the severance component in the Pension Scheme.

9.4.
As used in this Agreement, the term “Termination for Cause” shall mean termination by Company of Executive’s employment with Company under one of the following circumstances (a) Executive is found guilty of a criminal offense of moral turpitude; (b) Executive causes harm to the Company’s business affairs or breaches his/her duty of trust or fiduciary duties to the Company or its affiliates; (c) Executive breaches the confidentiality, non-competition, non solicitation and protection of intellectual property provisions of this Agreement; or (d) Executive has intentionally failed, or willfully refused without reasonable reason, to perform his/her duties under his/her employment agreement, provided, however, that with respect to a breach which is not material, only to the extent that such breach was not cured within seven days following notice by the Company to the Executive requiring remedy of such breach or (e) involvement in severe disciplinary offense or in the event that Executive is not eligible to severance pay under the provisions of the Severance Pay Law, 1963.

9.5.
In the event that the Executive terminates his/her employment with the Company, for any reason, without the delivery of a written notice in accordance with Sections 9.1 and 9.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt that it may owe the Executive an amount equal to the salary and benefits that would have been paid to the Executive during the Notice Period, had he worked during such period. This provision reflects the parties’ agreement and is based on the Company’s consent to grant the Executive with a longer prior notice than the statutory one.

9.6.
Upon termination of Executive’s employment with Company for any reason whatsoever, or at such other time as directed by the Company, Employee affirms and undertakes to (i) transfer his/her Position to his replacement, as shall be determined by Company, during the Notice Period in an efficient, complete, appropriate and orderly manner, (ii) return to Company’s principal office all information, equipment or documentation (including all passwords, write-protect codes and similar access codes used in the context of his/her work), in any media, Car, cell-phone and other property belonging to the Company which was given to him by the Company in connection with his/her employment (collectively: the "Company Equipment") and Executive shall have no rights to lien with respect to said Company's Equipment, and (iii) fulfill his/her obligations under Exhibit B.

10.	General Provisions

10.1.
The Executive confirms that he has received all amounts and/or entitlements to which he was entitled as a result of or in connection with his employment or other service with the Company prior to the Effective Date, including, without limitation, with respect to salary, wages, back wages, contributions to pension arrangement, severance pay, annual vacation, overtime pay, travel allowance, sick pay, or compensation for inventions, deferred compensation payments, expenses, benefits, and reimbursement of any kind and any other payment or benefits or rights whatsoever in connection with Executive’s employment or with the Company that are due through the Commencement Date until Effective Date.

10.2.
The Executive and the Company undertake to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company or the Executive, as applicable, except to legal counsel, auditor or bookkeeper to the Parties and unless such disclosure is required under any applicable law, and provided, however, that the Company may disclose the existence of this Agreement or contents thereof without the prior consent of the Executive, in connection with any contemplated investment in the Company.

10.3.
Company may assign or transfer this Agreement, or any right, claim or obligation provided herein, provided however that none of Executive’s rights under this Agreement are thereby diminished.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive.

10.4.
Company shall withhold, or charge Executive with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Executive in connection with his/her employment with Company.

10.5.
Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

10.6.
The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

10.7.
Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of proof of delivery if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

10.8.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

10.9.
This Agreement is personal, and the terms and conditions of the employment shall be solely as set forth herein. This Agreement, together with all exhibits thereto, constitutes the entire agreement of the parties hereto with respect to the subject matters hereof and supersedes all prior agreements and understandings between the parties with respect thereto, each of which is hereby terminated and annulled. Unless otherwise provided in this Agreement, the provisions of any collective agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”) or other custom of any kind shall not apply.

10.10.
Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof. Words in the masculine gender shall include the feminine and vice versa.

10.11.	This Agreement is subject to all the applicable approvals according to applicable law, if any.

10.12.
This Agreement shall be deemed due notification regarding the Executive's employment terms in accordance with the provisions of the Notice to Employee and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

/s/ Omri Schanin /s/ Arik Kaufman Meat-Tech 3D Ltd. By: Omri Schanin Arik Kaufman Title: Co-Founder Director	/s/ Sharon Fima Sharon Fima

Exhibit “A”

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter:  the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his/her employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

1.	The Employer's Payments -

(a)
To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his/her employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his/her payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(i)
13 1/3% of the Exempt Salary, if the employer pays for his/her employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(ii)
11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)
The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)
The employer waives in advance any right, which it may have to a refund of monies from his/her payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(3)
This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Omri Schanin /s/ Arik Kaufman	/s/ Sharon Fima

Employer	Employee

Exhibit “B”

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (the “Undertaking”)

This undertaking is an Exhibit B to the Employment Agreement dated January 29, 2020 by and between Sharon Fima Israeli ID 031927098, of Hashikma 234, Kfar Hanagid, Israel (the “Executive”) and Meat-Tech 3D Ltd. (the "Employment Agreement")

The Executive warrants and undertakes that during his/her relationship with the Company and thereafter, he/she shall maintain in complete confidence any matters that relate to the Company (together with its Affiliates shall be defined as the "Company), its affairs or business, including regarding the terms and conditions of his/her employment, and that he/she shall not harm its goodwill or reputation, and he/she agrees to the provisions of the confidentiality, non-competition, non-solicitation and intellectual property clauses as specified below.

For avoidance of any doubt, it is hereby clarified that the Executive's obligations and representations and the Company's rights under this Undertaking shall apply retroactively as of the commencement of the parties' engagement, regardless of the date of execution of this Undertaking.

The Executive's obligations pursuant to this Undertaking derive from his/her status and his/her position in the Company, along with all matters connected therewith, and the terms and conditions of the Executive's employment pursuant to the Employment Agreement, including his/her compensation and benefits, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for his/her obligations hereunder.

1.	Confidentiality

1.1
The Executive undertakes to maintain the Confidential Information (as defined below) of the Company during the term of his/her engagement with the Company and after the termination of such, for any reason.

1.2
Without derogating from the generality of the foregoing, the Executive hereby agrees that he/she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his/her engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during his/her engagement period with the Company, whether or not developed by the Executive.

1.3
The Executive undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

1.4
The Executive undertakes, that the Company may received from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of the Executive's relationship with the Company, and thereafter, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his/her work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.5
During the Executive's relationship with the Company the Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6
In the event the Executive is in breach of any of his/her above obligations, he/she shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, without derogating from any other relief or remedy available to the Company by virtue of any law.

2.	Non-Competition/ Non-Solicitation

In order to enable the Company to effectively protect the Company’s Major Assets (as defined below), and Confidential Information (which the Executive will be exposed to and it constitutes the essence of the Company’s protected business and commercial advantage in which significant capital investments were made), the Executive hereby undertakes that during the period of his/her engagement with the Company and for a period of six (6) months following termination of his/her engagement with the Company, for any reason:

2.1
he shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or is anticipated to be engaged (the “Competitive Occupation").

2.2
Without derogating from the generality of the foregoing, the Executive undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company's customers, suppliers or agents, including customers, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of his/her employment with the Company or prior thereto.

2.3
In addition, the Executive undertakes that during the period of his/her engagement with the Company and for a period of twelve (12) months following termination of his/her engagement with the Company, for any reason, not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person's engagement with the Company.

2.4
The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Employee alone or in cooperation with others and shall apply to the participation of the Executive in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3	Intellectual Property, Copyright and Patents

3.1
The Executive hereby acknowledges and agrees that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by the Executive (whether solely or jointly with others) during the term of employment; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know how ("Company IPR"). "Intellectual Property Rights" means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2
The Executive acknowledges and agrees that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. The Executive hereby irrevocably assigns to the Company or its designee and shall assign all right, title and interest the Executive may have or may acquire in and to Company IPR upon its creation. The Executive acknowledges and agrees that no rights relating to any Company IPR are reserved to Executive.

The Executive will assist the Company, upon Company's first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation,  executing, verifying  and delivering  such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Executive's relationship with the Company, all for no additional consideration, provided that Executive shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive's signature on any document required, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

3.3
The Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement between the Executive and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and the Executive irrevocably waives any legal right he/she may have in connection with the Company IPR, including without limitation any right, moral rights or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of  Section 134 of the Patent Law 5727-1967 or other applicable laws. The foregoing waiver relates to any claims or demands whatsoever, whether in the present, past or future, and whether under contract or other legal or equitable theory.

3.4
The Executive represents and warrants that upon execution hereof, he/she has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company's business, products or Intellectual Property Rights ("Prior Inventions"). The Executive undertakes not to incorporate any Prior Inventions or third party's Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5
The Executive undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by him or personnel of the Company or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6
The Executive's obligations pursuant to this Section 3 shall survive the termination of his/her employment with the Company or its successors and assigns with respect to inventions conceived by him during the term of his/her employment or as a result of his/her employment with the Company.

4.
The Executive confirms that he/she  has carefully reviewed the provisions of this Undertaking, fully understand the consequences thereof and have assessed the respective advantages and disadvantages to me of subscribing to this Undertaking and, specifically, his/her undertaking relating to non-compete and non-solicitation, and acknowledges and agrees that:

4.1
Executive’s obligations according to this Undertaking including relating to non-competition and non-solicitation are necessary and essential to protect the business and the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”) and to realize and derive all the benefits, rights and expectations of conducting Company’s business, and that the scope and duration of such obligations and the other protective covenants contained herein are fair, reasonable and proportional in all aspects, especially in light of the nature of the business in which the Company is engaged, the Executive’s knowledge of the Company’s business, his/her  position, Executive’s exposure to confidential information and the compensation and benefits to which Executive is entitled under the Agreement (which constitutes, among others, good and valuable consideration for his/her agreement to be bound by such covenants and such compensation and benefits were determined, inter alia, in consideration for his/her obligations under this Undertaking).

4.2
Breach of any obligation under this Undertaking shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, shall constitute a material breach of the Agreement, and may harm the trade secrets, confidential connections, confidential information and other privileged interests of the Company.

4.3
Executive’s obligations under this Undertaking do not prevent him/her from developing his/her general knowledge and professional expertise in the area of his/her business, with regard to those who are not customers, contractors and/or employees of the Company and without usurping its trade secrets and its confidential information.

4.4
Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Undertaking may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

5.
This Undertaking and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Undertaking, its execution, interpretation and performance.

6.	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement.

7.
This Undertaking is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

I, SHARON FIMA, HAVE READ THIS UNDERTAKING CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

/s/ Sharon Fima                 Date: 29/01/2020
Sharon Fima